Exhibit 99.0

From:	Mattel International Holdings B.V.

4th Floor

34 Boon Leat Terrace

Singapore 119866

Mattel France

27-33 rue d’Antony

Silic 145

94523 Rungis Cedex

France

Mattel GmbH

An der Trift 75

63303 Dreieich

Germany

To:	Société Générale Bank Nederland N.V.

Amstelplein 1

1096 HA Amsterdam

The Netherlands

Attention: Niek Volkers

29 November 2006

Dear Sir,

We refer to the Master Agreement for the Transfer of Receivables dated 30 November 2001 between Société Générale Bank Nederland N.V. as the Bank, Mattel International Holdings B.V. as the Depositor and Mattel France and Mattel GmbH as the Sellers, as subsequently amended from time to time (the Master Agreement).

Unless otherwise defined herein, terms defined in the Master Agreement shall have the same meaning when used in this letter.

Notwithstanding the provisions of Clause 2.2 of the Master Agreement we hereby request that the Commitment Termination Date be extended until 28 February 2007.

Upon your agreement to this letter, we hereby confirm that the Master Additional Deposit Agreement and the Master Subordinated Deposit Agreement shall remain in full force and effect until the Agreement Expiry Date, as such date is extended in accordance with the extension of the Commitment Termination Date.

Each of Mattel International Holdings B.V., Mattel France and Mattel GmbH hereby represents and warrants to Société Générale Bank Nederland N.V. that it has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of this letter.

Mattel GmbH hereby further represents and warrants to Société Générale Bank Nederland N.V. that no bylaws (“Geschäftsordnung der Gesellschafterversammlung”) as mentioned in Clause 5.4 of its articles of association have been entered into.

This letter is made in 4 original copies and shall be governed by Dutch law. The provisions of Clause 34 (Jurisdiction and Waiver of Immunity) of the Master Agreement shall apply mutatis mutandis to this letter.

Yours sincerely,

/s/ Jens Frederik Hansen	/s/ Belinda Gwee Phek Eng
Mattel International Holdings B.V.
By: Jens Frederik Hansen and Belinda Gwee Phek Eng

/s/ Bruno Bouldoire

Mattel France

By: Bruno Bouldoire

/s/ Frank Mueller

Mattel GmbH

By: Frank Mueller

We hereby agree to the above, as a result the Commitment Termination Date shall be extended until 28 February 2007.

/s/ Jerome Farges

Société Générale Bank Nederland N.V.

By: Jerome Farges

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